UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2020

IDEANOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-1778374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

001-35561

(Commission File Number)

1441 Broadway, Suite 5116, New York, NY 10018

(Address of principal executive offices) (Zip Code)

212-206-1216

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	IDEX	The Nasdaq Stock Market

Item 1.01.	Entry into a Material Definitive Agreement

On November 11, 2020, Ideanomics, Inc. (“Ideanomics”) entered into a stock purchase agreement (the “Agreement”) with Timios Holding Corp. (“Timios”) pursuant to which Ideanomics has agreed to acquire 100% of the outstanding capital stock of Timios for approximately $40,000,000 (the “Transaction”) subject to customary purchase price adjustments set forth in the Agreement including an agreement that Ideanomics will increase the consideration by the amount of cash Timios leaves in the business which is required to be at least $5,000,000. Timios provides title and escrow services for real estate transactions.

The Agreement contains customary representations, warranties, covenants and indemnities of the parties. An aggregate of $4 million of the purchase price will be deposited into an escrow account to satisfy indemnity obligations, if any, and an aggregate of $600,000 will be deposited into an escrow account to satisfy purchase price adjustments, if any. The Agreement also contains mutual indemnification obligations of the parties thereto on customary grounds. The indemnification obligations of the Timios stockholders are capped at 10% of the purchase price of the Transaction for non-fundamental representations and warranties and at 50% of the purchase price of the Transaction for fundamental representations and warranties, and are capped at 100% of the purchase price for claims based on fraud. The indemnification obligations of the parties for breaches of non-fundamental representations and warranties are subject to a $200,000 deductible, except in the case of fraud. The Agreement contains customary covenants, including non-competition and non-solicitation covenants that bind certain members of the Timios management team. Certain entities and individuals who in the aggregate have a controlling interest in Timios are affiliates of YA II PN, Ltd. the counterparty to the Ideanomics’ Standby Equity Distribution Agreement previously approved by Ideanomics’ shareholders.

In addition to customary closing conditions, the closing of the Transaction is also conditioned upon (1) receipt of approval from the California Department of Insurance, the Texas Department of Insurance and the Arizona Department of Insurance and Financial Institutions, (2) the receipt by Ideanomics of financing in an amount sufficient to consummate the transaction, and (3) the receipt by Ideanomics from Timios of disclosure schedules within 15 days following signing of the Agreement in form and substance to be agreed to be the parties. If the parties are unable to agree upon the disclosure schedules, Ideanomics may terminate the Agreement. In addition to customary termination provisions, if the Transaction does not close within 6 months of the signing, the Agreement will terminate and the Transaction will not be consummated.

On November 12, 2020, Ideanomics, Inc. (the “Company”) issued a press release announcing the Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

The foregoing is a summary description of the Agreement and is not purported to be complete and is qualified in its entirety by reference to the complete text of such agreement which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. All readers are encouraged to read the entire text of the Agreement.

Item 9.01	Financial Statements and Exhibits

d) Exhibits

Exhibit No.	Description
10.1	Stock Purchase Agremeent, by and among Ideanomics, Timios Holding Corp. and the stockholders of Timios Holding Corp.
99.1	Press Release, dated November 12, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ideanomics, Inc.

Date: November 12, 2020	By:	/s/ Alfred Poor
Alfred Poor
Chief Executive Officer